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                                                                   Exhibit 10.34






[LOGO]




December 21, 2004


Mr. Christopher Bark-Jones
Alcan Holdings Switzerland AG
Feldeggstrasse 4
Postfach
Zurich Switzerland
CHO 8034


Dear Chris,

This offer of employment represents another truly exciting and historic step along the path in the creation of Novelis Inc. This is, in fact, the first instance where the Alcan and Novelis names and logos have appeared together. As one of the key leaders who will have a direct impact on this new company, I trust you are as enthused as I am about this opportunity. Unlike anything we have been involved with in the past, this is truly a once in a career event, and we need to recognize and capitalize off the fabulous chance that we are being given.

In this letter I will address the specific terms and conditions of your offer, however, there are a few key points that I would like to bring to your attention first. Please recall that it is the fiduciary responsibility of the Alcan Board of Directors to establish the preliminary terms and conditions of employment for Novelis. For the most part, this means that what exists at present within Alcan, in the form of programs and benefits, will continue through the transition from Alcan to Novelis. Following the completion of the spin in 2005, we will be reviewing the full array of employee compensation and benefit offerings to custom fit these to our new business. Specifically, we will examine the complexities of your situation in Switzerland in the context of Novelis' future compensation strategy.You will be fully engaged as we go through this process.

For these reasons I will not go through a complete review of those things being cloned or replicated from Alcan, but rather will touch on significant points, those aspects that are unique to you, and those things that involve a change.

POSITION TITLE
I am pleased to confirm the offer of President, Novelis Europe.

EMPLOYMENT DATE
This offer is obviously predicated on the spin being completed and the creation of Novelis. We continue to believe that this will occur on schedule around year-end. That being the case, this offer would become effective January 1, 2005.

RECOGNITION OF ALCAN SERVICE
Novelis will recognize Alcan and predecessor company service for the purposes of vacation and any other plan where service is used in providing a benefit.

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BASE SALARY
Your base salary will be US$440,611.00 and your position administered at a personal job grade 51. You will be provided with exchange rate guarantee on your base salary. Your base salary will be converted at the rate of
1.50 Swiss Francs per US dollar and paid to you in Swiss Francs. This 1.50 conversion rate will continue to apply until the 31st of December, 2005, before which time a full review of this compensation method will be conducted by Novelis.

EXECUTIVE PERFORMANCE AWARD 2004
Your participation in the 2004 Executive Performance Award plan continues uninterrupted to year-end at your existing Alcan job grade and will be paid out in the same timeframe and manner as you have experienced in the past.

EXECUTIVE PERFORMANCE AWARD 2005
Novelis will institute a short-term incentive program for the 2005 plan year conceptually similar to the existing Alcan plan. It is possible that the financial metrics will be adjusted to better fit the new business. The target guideline for job grade 51 is 75%. More information will be forthcoming on this as it is developed.

TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE PLAN
Your participation in the Alcan TSR program will be terminated on the date of the spin-off. You will have noted in the 2004 Long Term Incentive (LTI) program, the normal 50% TSR portion was issued in the form of share options.

Discussions continue to determine the most equitable way to handle TSR tranches 1 (2002) and 2 (2003) for the Novelis employees. You will be informed as soon as a final conclusion is reached on this.

Novelis will be instituting a Long Term Incentive Program (LTI) the details of which will require approval of the Board of Directors for the new company. More information about the new program will be shared when information becomes available.

SHARE OPTIONS
Your current Alcan share options will be converted to Novelis share options based on the total value of the Alcan stock options and the time of spin-off. That is, the number of Novelis share options to you will be adjusted to preserve the value of your current Alcan stock options on the date of the spin-off.

CHANGE IN CONTROL AGREEMENT
A Change of Control document has been prepared for you in a manner consistent with other senior management moving to Novelis. It is our expectation that the Board of Novelis will issue new agreements in the first half of 2005.

BENEFIT PLANS
Your participation in the Alcan health and welfare benefit plans will continue up to the point of spin. Novelis will adopt plans with provisions for the most part equivalent to those currently in effect within Alcan. In addition, Novelis will continue to provide you and your spouse lifetime health care coverage after retirement under the Medical Plan for Retired Employees.

MISCELLANEOUS PLANS
Participation in other plans (e.g. Flexperks, Auto, Annual Executive Physical Exams) will continue as they exist today. You will be provided with the services of professional consultants for the preparation of your personal income tax reporting in the UK and Switzerland. Novelis will pay the fees for this service.


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PENSION
For the one-year transition period following the spin-off, you will continue to participate in the British Alcan RILA Plan and the Pension Plan for Officers under the same terms and conditions as exist prior to the spin-off. Per G. Ouellet's July 2004 letter to you, your 2004 pensionable earnings in the BARILA Plan were adjusted to Pound Sterling 255,000. Novelis agrees to increase this amount by 4% for the year 2005. Any changes in future benefit accruals after the transition period will be communicated with ample notice.

REPATRIATION
Upon completion or termination of this assignment, should there be no suitable position available at that time within Novelis, you and your family will be repatriated by the Company to the United Kingdom.

As part of the process I would ask that you sign this offer and return it to me at your earliest convenience. I look forward to the challenges that we will face together and turn into successes.

Yours truly,

/s/ Martha Brooks

Martha Brooks
Chief Operating Officer



Accepted by: /s/ Christopher Bark-Jones                  date: December 23, 2004